Exhibit 23

Consent of VITALE, CATURANO & COMPANY, LTD.

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion of our report dated November 5, 2004 in this Form 10-KSB and to the incorporation by reference of such report in the Company’s previously filed Registration Statements pertaining to the Technical Communications Corporation 2001 Stock Option Plan (Form S-8 No. 333-76102) and the 1995 Employee Stock Purchase Plan (Form S-8 No. 33-04443). It should be noted that we have not audited any financial statements of the Company subsequent to September 25, 2004 or performed any audit procedures subsequent to the date of our report.

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

December 22, 2004